UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 30, 2008

MICRO MAMMOTH SOLUTIONS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	20-5549779
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1511 Dodd Road Winter Park, Florida 32792
(Address of principal executive offices)

407-529-7144
(Issuer’s telephone number)

Copies of Communications to:
Law Office of Barbara A. Moran
1015 North Semoran Boulevard
#105-465
Casselberry, Florida 32707
407-263-4026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 10, 2008, an Agreement and Plan of Merger, dated effective as of February 28, 2008 (the "Merger Agreement"), was entered into by and among Micro Mammoth Solutions, Inc. (the "Company"); ABP Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Subsidiary"); James Watson, the Company’s Principal Stockholder; Advanced Blast Protection Inc., a Florida corporation ("ABP"); and the principal stockholders of ABP. The Merger Agreement provides for the merger ("Merger") of Merger Subsidiary and ABP with ABP as the surviving corporation. In connection with the Merger, the shareholders and other security holders of ABP will receive approximately 26,416,000 shares of the Company’s common stock, or approximately 88.0% of the outstanding equity following the Merger. Consummation of the Merger is subject to several conditions including a financing of up to $15.0 million for ABP.

On or about July 31, 2008, the parties amended the Merger Agreement to extend the outside closing date of the Merger from July 31, 2008 to September 30, 2008. On October 3, 2008, the parties entered into a second amendment to the Merger Agreement to extend the outside closing date to October 31, 2008. On October 30, 2008, the parties entered into a third amendment to the Merger Agreement to extend the outside closing date to December 31, 2008.

ABP is a development stage company that has been recently formed for the purpose of designing, manufacturing and selling on a world-wide basis armor products and armor systems, primarily armored and unarmored vehicles, armor-kits and ballistic glass. Its existing and prospective customers primarily consist of the defense and military establishments in the United States and other countries.

There can be no assurance that ABP will consummate a financing in an amount to justify consummation of the Merger or that the other conditions to consummation of the Merger will be satisfied.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(b) EXHIBITS.

The following Exhibits are filed as part of this report.

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2.1  Amendment 3 to an Agreement and Plan of Merger dated as of February 28, 2008 by and among the Company, ABP Acquisition Corp., a wholly owned subsidiary of the Company, the Company’s Principal Stockholder, Advanced Blast Protection Inc. and its Principal Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO MAMMOTH SOLUTIONS, INC.

Date: November 4, 2008	By: //s// James Watson
James Watson, President